EXHIBIT 10.1


                                OPTION AGREEMENT
       (OPTION TO ACQUIRE OIL AND GAS LEASES IN CURRY COUNTY, NEW MEXICO)


FORMCAP CORPORATION, (herein called "FORMCAP") or its nominee, a Nevada Registered Corporation with its business offices located at 50 West Liberty Street, Suite 880, Reno, Nevada, USA, 89501; Graham Douglas, President ; Email:gd@maxxaminvest.com

                                                       (PARTY of the First Part)

AND


MORGAN  CREEK  ENERGY  CORP.,  (herein  called  "MORGAN"),  a Nevada  Registered
Corporation with its business offices located at 5050 Quorum Drive, Suite 700, Dallas, Texas, USA 75254; Ph (214) 722-6490; Fax (214) 722-6499; c/o Peter
Wilson Ph: (604) 649-0945; Fax: (778) 370-0146; Email: sg@telus.net

                                                      (PARTY of the Second Part)

WHEREAS:

A. Formcap or its nominee and/or its affiliates desires to acquire from Morgan, a FIFTY (50%) PERCENT WORKING Interest (40.75% Net Revenue Interest) in approximately 13,000 Net Acres of oil and gas leases (herein called the "LEASES") in the lands located in Curry County, in the State of New Mexico, (hereinafter referred to as the "ACQUIRED PROPERTIES"), a legal description is attached as Appendix "A" to this agreement..

B. This Option Agreement (the "AGREEMENT") is binding on both Parties as provided herein.

C. Formcap has utilized information provided by Morgan for purposes of entering into this Agreement.

D. This Agreement is based on the representation by Morgan that it owns all rights to all depths pursuant to the Leases comprising a total of approximately 13,000 Net Acres (sometimes also referred to as net mineral acres herein called "NET ACRES") comprising the Acquired Properties, a copy of such Lease(s) to be furnished to FormCap.

E The Acquired Properties encompass approximately 13,000 Net Acres with an 81.5% Net Revenue Interest (herein called "NRI")


The Parties hereby acknowledge, promise and agree for good and valuable consideration to the following:

1.   INTERPRETATION.

     THE RECITALS - are formally relied upon by the Parties as an integral part of the body of this Agreement.

     THE HEADINGS - The division of this Agreement into Articles, Sections and Subsections and the insertion of headings is for reference only and does not affect the construction or interpretation of this Agreement. References herein to Articles and Sections are to Articles and Sections of this Agreement.


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     INTENDED MEANING - The terms "this  Agreement",  "hereof",  "hereunder" and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof, unless expressly stated to apply to a particular Article, Section or other portion hereof and this includes any agreement, schedule or instrument which is supplemental or ancillary
     hereto,   unless  something  in  the  subject  matter  or  the  context  is inconsistent therewith.

     GENDER, NUMBER ENTITY - In this Agreement, words importing the singular number include the plural and vice versa; words importing the masculine, feminine or neuter genders includes the masculine, feminine and neuter genders; and words importing persons will include individuals, partnerships, associations, trusts, unincorporated organizations and corporations; where such importing is reasonably consistent with language, meaning, character and context herein.

     CURRENCY - In this Agreement all references to currency are in United States Dollars (USD$) unless expressly stated to the contrary herein.

2. PAYMENT OF DEPOSIT AND PURCHASE PRICE. Formcap agrees to pay Morgan a ONE HUNDRED THOUSAND (USD$100,000) DOLLARS Initial Payment within five (5) business days from the completion of its Due Diligence. The balance of funds for the initial well will be advanced by FormCap to Morgan within five (5) business days from the receipt of a mutually agreed upon "Approval for Expenditure" ("AFE"). With the clear understanding that the balance of funds for the initial well to be received by Morgan no later than September 8, 2009. These Initial Payment(s) will go towards the total consideration paid by FormCap to Morgan to acquire a 50% Working Interest (40.75% Net Revenue Interest) in the Acquired Properties, which will include the cost of drilling and completing two wells at a total estimated cost of approximately USD$650,000 per well (USD$1.3 million in total).

     It is clearly understood that the drilling and completion costs are estimates and any additional costs, or reduction in costs, to drill and complete the first two wells will be the sole responsibility of Formcap. Formcap will be responsible for providing 100% of the drilling and completion costs of the first two wells to acquire the 50% Working Interest in the Acquired Properties. It is agreed that the location of the initial two wells will be mutually determined by the parties.

     Formcap will provide the Dry Hole and Completion costs, estimated at USD$650,000 to Morgan in advance of drilling the first well. Upon drilling and completion of the first well Morgan will assign to Formcap a 25% Working Interest (20.375% Net Revenue Interest) in the Acquired Properties. Upon receipt by Morgan from FormCap of the funding to be received in advance of drilling the second well, estimated at USD$650,000 to drill and complete and upon completion of the second well, Morgan will assign an additional 25% Working Interest (20.375% Net Revenue Interest) for a total of 50% Working Interest (40.75% Net Revenue Interest)in the Acquired Properties to Formcap. Costs associated with the drilling of all subsequent wells will be shared on an equal basis between Morgan and Formcap. Prior to drilling of the first well a standard well operating agreement will be entered into by Morgan and Formcap. The appropriate assignments will be prepared, executed and recorded in regard to the Leases.

3. OPTION PERIOD. Morgan hereby grants Formcap the time period between the date of execution of this Agreement and August 15, 2009 to complete its due diligence (herein called the "OPTION PERIOD").

4. ASSIGNMENT. At the date, time and receipt of drilling funds and completion of each well, Morgan will convey the earned interest in the Acquired Properties to Formcap by a mutually acceptable assignment and bill of sale, which will include a special warranty of title, whereby Morgan expressly limits its obligation to defending and saving harmless Formcap's right, title and interest in and to the Acquired Properties solely and exclusively against any third party which is claiming by, through or under Morgan, but not otherwise.


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5.   LIENS AND ENCUMBRANCES.  The interest(s)  earned by Formcap in the Acquired
     Properties will be transferred from Morgan to Formcap free and clear of all liens, mortgages, rights, assignments or reassignment, reversionary rights, calls on production, preferential rights, consents to assign, taxes (other than those for the current year), obligations (including delinquent operating expenses), claims, suits, or any other encumbrances.

6. EFFECTIVE DATE OF CLOSING. Parties will use their best efforts to complete the transactions contemplated in this Agreement and thereby "close" on or before August 15, 2009.

7. CONFIRMING DUE DILIGENCE. Formcap will conduct due diligence (herein called "Due Diligence") to confirm the title, ownership and area comprising the Acquired Property, together with any other matters Formcap deems material to its decision to exercise the Option and purchase the Acquired Property. Due Diligence will include, but is not limited to, the following:

     7.1 Confirmation of the marketability of title (including verification of the "held by production" or "HBP" Leases, as being in full force and effect).

     7.2 Confirmation that Morgan holds at least an 81.5% NRI in at least 13,000 Net Acres;

     7.3 If Formcap can establish with documented evidence there is a Marketable Title Deficiency in the Acquired Properties; then, at its discretion, Formcap may terminate this Agreement by providing written notice of the same to Morgan. Neither Party will have any further duties, obligations or liability to the other under this Agreement regarding the documented evidence of Marketable Title Deficiency.

     7.4 The Due Diligence will further include a review of all Lease documents, lease agreements (including lease expirations, surface access restrictions and drilling commitments, if any), unit agreements, and other contracts applicable to the Acquired Properties. In addition, all records, contracts and consultants, and any and all relevant information required by FormCap to complete a thorough Due Diligence of the prospect including a technical review of the locations of the first two well.

     7.5 Other acts of Due Diligence appropriate to the transaction as mutually agreed between the Parties.

8. COOPERATION AND EXCLUSIVITY. Formcap and Morgan will cooperate in good faith and proceed expeditiously in the preparation of all documents necessary to consummate the transaction contemplated by this Agreement. Morgan agrees that after execution of this Agreement and for so long as it is in effect; it will not directly or indirectly solicit or entertain any other offer to acquire the Acquire Properties or enter into any discussions, negotiations or agreement that provides for the acquisition of the Acquired Properties with any third party.

9. ACCESS TO DATA. Morgan agrees to provide Formcap reasonable access in Morgan's office to the books and records of Morgan pertaining to the Acquired Properties promptly after execution of this Agreement.

10. CONFIDENTIALITY. It is understood and agreed that the contents of this Agreement, all Lease Documents or related data, test results, sample analysis, and similar information, whether in documented or electronic formats, which are delivered and exchanged by and between the Parties, will deemed to be confidential information ("CONFIDENTIAL INFORMATION"). All Confidential Information as defined herein including documents marked or described as confidential will remain confidential between Parties and not disclosed to Third Parties except with the express written permission of the disclosing party to the receiving party of such Confidential


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


     Information. A receiving party may disclose Confidential Information to a Third Party under this Agreement where such Third Party has a confidential relationship with Morgan or Formcap. Provided further that any disclosure of Confidential Information by a Party to a Third Party must be limited to only instances where there is a need for such Third Party to know and that Third Party has agreed is bound by this confidentiality obligation.

11. PUBLIC ANNOUNCEMENTS. Any public announcement of the proposed transaction by either party shall be approved in advance by the other party.

12. NOTICES. All notices regarding this Agreement will be in writing to the addresses of the Parties as they appear at the beginning of this Agreement or to the addresses their respective legal advisors where disclosed by the Parties to each other in writing.

     12.1 All notices will be in written or electronic form and deemed delivered as follows:

          12.1.1 Three days after posting by prepaid registered mail

          12.1.2 On the date of receipt by facsimile transmission, proof of receipt will be the fax confirmation printout received as the sender's fax transmission sheet.

          12.1.3 on the date of receipt of an email by the recipient

          12.1.4 on the date of delivery by hand or courier.

     12.2 All notices given in written or electronic form are delivered according to the terms and conditions for notice under this Agreement when sent to the Addresses set out at the head of this Agreement.

13. COUNTERPARTS; ELECTRONICALLY AND FACSIMILE TRANSMISSION OF EXECUTED COPIES. The Parties deem each duly executed counterpart to be an original and all of which form the same document.

     13.1 Each  duly  executed   counterpart  in  combination   with  the  other
          counterparts constitutes a duly executed Agreement.

     13.2 The duly executed counterparts of this Agreement may be facsimile copies or electronically duplicated copies and a facsimile or electronically scanned copy of the signed in counterparts is sufficient to constitute a binding contract.

     13.3 Where a Party expressly insists on the delivery of an originally executed copy of a Counterpart the other Party's compliance with this requirement is in addition to, but in no way derogates from the valid, enforceable and binding effect of this Agreement. The Agreement is valid, enforceable and binding immediately upon delivery of a duly signed counterpart of this Agreement by facsimile or electronic delivery pursuant to Sub-sections 13.1 and 13.2 hereof.

14. GOVERNING LAW AND JURISDICTION. Unless the Parties agree to the contrary in writing, this Agreement is subject to the laws of the State of Texas and the jurisdiction of any court, arbitrator other tribunal competent to hear matters in dispute under this Agreement. The Parties each promise and agree to attorn to the jurisdiction of Texas as a form convenience to hear matters and disputes hereunder. The Parties may only commence proceeding hereunder in another jurisdiction upon mutual written agreement.


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15.  EXPENSES.  Each Party will pay its own expenses and costs incidental to the negotiation and completion of the transaction, and related Closing matters including legal and accounting fees.

     Both parties agree to the terms and provisions set forth is this Option Agreement;

     AGREED TO AND ACCEPTED THIS 8TH DAY OF JULY, 2009.


     FORMCAP CORPORATION


     By: _________________________________
         Graham Douglas, President


     MORGAN CREEK ENERGY CORP.


     By: ________________________________
         Peter Wilson, President


















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